Exhibit 1

                                                        FUTUREMEDIA PLC
February 14, 2007                                       Nile House
                                                        Nile Street
                                                        Brighton
                                                        East Sussex
                                                        BN1 1HW

                                                        T +44 (0) 1273 829700
                                                        F +44 (0) 1273 829702

Dear ADR Holder,

The Board is pleased to advise that an Extraordinary General Meeting (the "EGM") of Futuremedia PLC will be held at 9.30 am on March 13, 2007, at its offices at Nile House, Nile Street, Brighton, East Sussex BN1 1HW, England. The Record Date for the EGM is February 12, 2007.

The EGM is being held for two purposes:

1) to increase the authorised share capital of the Company to allow sufficient flexibility and headroom for the Company to continue to follow its growth strategies, and to meet its obligations under its existing convertible loan and warrant arrangements. The current authorised share capital of the Company is 350,000,000 ordinary shares which, following the recent amendment of the Company's ratio of American Depositary Shares to ordinary shares, would be tradeable as 7,000,000 ADRs. The new authorized share capital amount (2,500,000,000 ordinary shares) would be tradeable as 50,000,000 ADRs. As of the Record Date, the Company had 5,882,549 ADRs issued and outstanding, and obligations to issue approximately 5,614,947 ADRs in connection with existing convertible loans and warrants, and 274,866 ADRs reserved for issuance to employees in connection with outstanding options;

2) to amend the Futuremedia Enterprise Management Incentive Plan 2005 to reflect the increase in issued and authorised share capital since the inception of that Plan, and to authorize the Board to amend the relevant rule of the Company's 2005 Unapproved Share Option Plan accordingly.

All ADR holders registered at the Record Date are invited, and if you wish to attend, either in person or by proxy, please advise before March 8, 2007, in order that sufficient places are available, and bring personal identification with you.

If you wish to record your vote at this meeting on any resolution, either in person or by proxy, please complete the enclosed proxy form and return it as instructed. Your vote will not be included without the proper completion and filing of this form, even if you attend on the day.

Please note that further explanation regarding certain of the resolutions is set out below for your reference.

                                                           By order of the Board


                                                              /s/ A C Haire
                                                              -------------
                                                              A C Haire
                                                              Secretary

               NOTICE AND AGENDA OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of the Company will be held at Nile House, Nile Street, Brighton, BN1 1HW, England, on March 13, 2007 at 9.30 am for the following purposes:

SPECIAL BUSINESS
----------------

To consider and, if thought fit, pass the following resolutions, of which resolutions 2 and 4 will be proposed as ordinary resolutions requiring a majority of the votes cast, and resolutions 1 and 3 will be proposed as special resolutions requiring a majority of three-quarters of the votes cast:

1 THAT the authorised ordinary share capital of the company be increased from (pound)3,888,889 to (pound)27,777,778 by the creation of 2,150,000,000 ordinary shares of one and one-ninth pence each ranking pari passu in all respects with the existing ordinary shares of one and one-ninth pence each in the capital of the company and that Article 5(A) of the company's Articles of Association be amended accordingly.

2 THAT the directors be and they are generally and unconditionally authorised for the purposes of section 80 of the Companies Act 1985 (the "Act") to exercise all the powers of the company to allot relevant securities (within the meaning of that section) up to the aggregate nominal amount of the authorised but unissued share capital of the company at the time of passing this resolution provided that this authority is for a period expiring five years from the date of this resolution but the company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such offer or agreement notwithstanding that the authority conferred by this resolution has expired. This authority is in substitution for all substituting authorities, to the extent unused.

3 THAT subject to the passing of the previous resolution the directors be and they are empowered pursuant to section 95 of the Act to allot equity securities (within the meaning of section 94(2) of the Act) wholly for cash pursuant to the authority conferred by the previous resolution as if section 89(1) of the Act did not apply to any such allotment, provided that this power shall expire five years from the date of this resolution save that the company may, before such expiry, make an offer or agreement which would or might require equity securities to be allotted after such expiry and the directors may allot equity securities in pursuant of any such offer or agreement notwithstanding that the power conferred by this resolution has expired.

4. THAT Rule 3.2 of the Futuremedia PLC Enterprise Management Incentive Plan 2005 (the "EMI Plan", as adopted by shareholders at the Extraordinary general Meeting held on 28 July 2005) be deleted in its entirety and replaced with a new Rule 3.2 as follows:

     "The number of Shares that may be the subject of Options under the Plan, when aggregated with the number of Shares that may be issued under the 2005 Unapproved Plan and the SIP, shall not exceed an aggregate number equal to 15% (fifteen per cent) of the number of ordinary shares comprised in the total authorised ordinary share capital of the Company from time to time. Shares subject to any Option that may no longer be exercised, expires unexercised, or is reacquired, surrendered or terminated in accordance with its terms or otherwise, shall no longer count towards the aggregate number of Shares which have been the subject of Options issued hereunder, and such number of Shares shall be subject to further Option grants under the Plan.",

     AND THAT the Board be authorised to also amend the relevant Rule of the Futuremedia PLC 2005 Unapproved Share Option Plan accordingly so as to be consistent with the amended Rule 3.2 of the EMI Plan.

                                                          By Order of the Board


                                                                A C Haire
                                                                Secretary

Registered Office:    Nile House, Nile Street, Brighton, East Sussex, England

Dated: February 14, 2007

(1) A member entitled to attend and vote at this Meeting is entitled to appoint one or more proxies to attend and vote in his stead. A proxy need not be a member of the Company.

(2) Members and proxies may be asked to produce evidence of their identity in order to be admitted to the Meeting.

EXPLANATORY NOTES

Shareholders will be asked to approve the following resolutions at the extrarodinary general meeting:

RESOLUTION 1 -- INCREASING THE AUTHORISED SHARE CAPITAL OF THE COMPANY
The passing of this resolution will allow the Company sufficient flexibility and headroom for the Company to continue to follow its growth strategies, and to meet its obligations under its existing convertible loan and warrant arrangements. The current authorised share capital of the Company is 350,000,000 ordinary shares which, following the recent amendment of the Company's ratio of American Depositary Shares to ordinary shares, would be tradeable as 7,000,000 ADRs. The new authorized share capital amount (2,500,000,000 ordinary shares) would be tradeable as 50,000,000 ADRs. As of the Record Date, the Company had 5,882,549 ADRs issued and outstanding, and obligations to issue approximately 5,614,947 ADRs in connection with existing convertible loans and warrants, and 274,866 ADRs reserved for issuance to employees in connection with outstanding options.

RESOLUTION 2 -- AUTHORITY TO ALLOT SHARES
The authority given to the directors to allot further shares in the capital of the Company requires the prior authorisation of the shareholders in General Meeting under Section 80 Companies Act 1985. It is the Company's current practice to obtain this authority at each general meeting, although the authority is valid for 5 years.

Upon the passing of Resolution 3, the directors will have authority to allot ordinary share capital of up to the aggregate nominal amount of the authorised but unissued share capital at the time of passing this resolution.

RESOLUTION 3 -- DISAPPLICATION OF PRE-EMPTION RIGHTS
The passing of Resolution 5 will give the directors authority under Section 95 Companies Act 1985 to allot shares in the capital of the Company for cash, without being required first to offer such shares to existing shareholders in accordance with the statutory pre-emption rights.

It is the Company's current practice to obtain this authority at each general meeting, although the authority is valid for 5 years.

RESOLUTION 4 -- TO AMEND THE RULES OF THE COMPANY'S ENTERPRISE MANAGEMENT INCENTIVE PLAN 2005 (THE "EMI PLAN") AND TO AUTHORISE THE BOARD TO AMEND THE RELEVANT RULE OF THE COMPANY'S 2005 UNAPPROVED SHARE OPTION PLAN ACCORDINGLY
The current limit on options which may be issued under the Plan is set at 10,000,000 ordinary shares (as set out in Rule 3.2 of the EMI Plan). The passing of this resolution will amend the limit on options set out in Rule 3.2 to an amount equal to 15% of the total authorised share capital of the Company from time to time, to reflect increases to the Company's issued and authorized share capital since adoption of the EMI Plan on 28 April 2005. An ordinary resolution of shareholders to this effect is required by Rule 6.3 of the EMI Plan in order to amend Rule 3.2. The resolution also authorises the Board to amend the relevant rule of the Company's 2005 Unapproved Share Option Plan so as to be consistent with the amended EMI Plan.

Resolutions 2 and 4 will be proposed as ordinary resolutions requiring a majority of the votes cast, and resolutions 1 and 3 will be proposed as special resolutions requiring a majority of three-quarters of the votes cast.

VOTING PROCEDURES
-----------------

     The votes of shareholders present in person or represented by proxy at the Extraordinary General Meeting will be tabulated by the Company Secretary.

     A quorum, consisting of at least two persons entitled to vote upon the business being transacted, each being a member or a proxy for a member or a duly authorized representative of a corporation, will be required for the transaction of the business on the agenda for the Extraordinary General Meeting. The Bank of New York, as depositary of the Company's ADR facility, is expected to be represented at the Meeting and, in such case, shares held by the Bank of New York in its capacity as depositary that are not otherwise represented at the Meeting by proxy shall be counted for purposes of a quorum.

     Except as indicated above, the affirmative vote of the majority of the holders of shares present in person or by proxy and voting at the Extraordinary General Meeting is required to approve the resolutions on the agenda for the Extraordinary General Meeting.

The enclosed proxy, if executed and returned, will be voted as directed in the proxy.